AMBASSADORS INTERNATIONAL, INC. SIGNS DEFINITIVE AGREEMENT
             TO ACQUIRE WINDSTAR CRUISES FROM HOLLAND AMERICA LINE

NEWPORT BEACH, CA, February 22, 2007 - Ambassadors International,  Inc. (NASDAQ:
AMIE) (the "Company") announced today that it has reached a definitive agreement to acquire Windstar Cruises from Holland America Line, a unit of Carnival Corporation & plc (NYSE: CCL; LSE; NYSE: CUK). Windstar Cruises is a leader in luxury, small ship cruising offering deluxe accommodations, state of the art amenities, a casual yet elegant atmosphere and exquisite service and cuisine.

Windstar Cruises is comprised of a three ship fleet which includes the 312-passenger Wind Surf, and the sister 148-passenger ships Wind Star and Wind Spirit. The three ships are all motor-sail-yachts that provide a spectacular sail yacht experience to their guests featuring itineraries in the Mediterranean during the Spring, Summer and Fall, and Winter cruises in the Caribbean and Costa Rica.

Windstar Cruises pioneered the concept of casual elegance and yacht-like luxury cruising with its launch in 1986, promising an experience that is "180(degree) From Ordinary". The concept has proven to be extremely successful, garnering prestigious awards over the years and experiencing one of the highest repeat customer levels from its loyal clients. At the end of 2006 the Wind Surf completed an extensive enhancement and renovation program that elevates her as one of the top ships in the luxury segment. Both the Wind Star and Wind Spirit are scheduled to undergo significant renovations in 2007.

"We are pleased to be acquiring such an iconic brand from Holland America Line," stated Joe Ueberroth, Chairman and CEO of Ambassadors International, Inc. "As we now enter the international cruising segment, we benefit from the quality and expertise that Holland America Line brought to the operation of Windstar Cruises. The acquisition of Windstar Cruises completes another step in our growth plan to become a leader in the luxury, small ship cruise market."

"We are committed to operate Windstar as it exists today, including its published itineraries, while we take steps to further improve the exceptional experience for our guests," added David Giersdorf, President of Ambassadors Cruise Group, "We look forward to welcoming the extraordinary officers, crew and personnel of Windstar Cruises to our family, which extends our fleet to ten ships and approximately 2,200 passenger berths."

The transaction is subject to the approval of the Federal Trade Commission, as well as other customary closing conditions. It is expected to close in April 2007. Under the terms of the agreement, Ambassadors International Cruise Group, LLC, a wholly-owned subsidiary of Ambassadors International, Inc., will acquire Windstar Sail Cruises Limited for consideration approximating $100 million. The consideration in the transaction will be comprised of approximately $19 million in cash, $60 million in seller financing and the assumption of a working capital deficit of approximately $21 million. The $60 million in seller financing will be payable over ten years at 7% and be collateralized by the three ships.

Conference Call

Management of Ambassadors International, Inc. will answer questions regarding the acquisition of Windstar Cruises concurrently with its Q4 2006 financial results conference call scheduled for Wednesday, February 28, 2007 at 11:30 a.m. Eastern Time. Interested parties may join the call by dialing (866) 632-2359 and providing the password: ANALYST. The conference call may also be joined via the Internet at www.ambassadors.com. For conference replay access, parties may dial
(800) 642-1687, conference ID #: 8619437 and follow the prompts or visit our website at www.ambassadors.com/investor. A webcast will be made available following the conference call.

About Ambassadors International, Inc.

Ambassadors International, Inc. is a cruise, marine, and travel and event company. Through Ambassadors Cruise Group, the Company operates Majestic America Line, North America's premier river and coastal cruising company. The Company is also a global leader in providing construction and consulting services to marina owners through its Ambassadors Marine Group subsidiary. In addition, the Company provides travel and event services through its Ambassadors Travel and Events division. The Company is headquartered in Newport Beach, California. In this press release, any reference to "Company," "Ambassadors," "management," "we," "us" and "our" refers to Ambassadors International, Inc. and its management team.

Forward-Looking Statements

This press release contains forward-looking statements that involve various risks and uncertainties, including statements relating to the Company's future prospects and projected financial performance. The forward-looking statements contained in this release are based on our current expectations and entail various risks and uncertainties that could cause our actual results to differ materially from those suggested in our forward-looking statements. We believe that such risks and uncertainties include, among others, general economic and business conditions; overall conditions in the cruise, marine, travel and insurance industries; potential claims related to our reinsurance business; further declines in the fair market value of our investments; lower investment yields; unexpected events that disrupt the operations of our cruise operations; environmental related factors; our ability to consummate the acquisition of Windstar Cruises in a timely manner or at all; our ability to successfully integrate the operations of companies or businesses we acquire and realize the expected benefits of our acquisitions (including Windstar Cruises); our ability to successfully and efficiently operate the businesses that we acquire (including Windstar Cruises); our ability to compete effectively in the U.S. and international cruise markets; our ability to compete effectively in the U.S. and international marina construction markets, including our ability to obtain construction contracts; our ability to effectively and efficiently manage our rapid growth; our ability to continue to identify attractive acquisition targets and consummate future acquisitions on favorable terms (including Windstar Cruises); our ability to accurately estimate contract risks; our ability to service our debt (including the seller financing which will be secured upon the consummation of the Windstar Cruises transaction) and other factors discussed more specifically in our annual, quarterly and periodic filings with the Securities and Exchange Commission on Form 10-K, 10-Q and 8-K. Any projections provided in this release are based on limited information currently available to management and are subject to change. We are providing this information as of the date of this release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Additional Information

Brian Schaefgen (Investor Relations)
Ambassadors International, Inc. (949) 759-5900

Annmarie Ricard (Public Relations)
DDB Public Relations (206) 287-7136